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                                                                      EXHIBIT 21




                         SUBSIDIARIES OF THE REGISTRANT



                                             Pertcentage of
                                            voting securities
                                               owned by its
United States                               immediate parent
--------------                              -----------------

Bush Boake Allen, Inc.        Delaware            68.10%
Masonite Corporation          Delaware           100%
Sustainable Forests, LLC      Delaware           100%

Other than United States
------------------------

Carter Holt Harvey            New Zealand         50.3%
International Paper S.A.      France              99.92%


The names of other subsidiaries have been omitted once these subsidiaries considered in the aggregate as a single entity do not constitute a significant subsidiary.